Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2018 First Quarter Financial Results

-- 16.5% year-over-year increase in home care revenue --

New Prague, Minnesota – November 7, 2017 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2017 (“Q1 FY 2018”).

Q1 FY 2018 Highlights

●	Net revenue increased 15.1% to $6.4 million from $5.5 million during the three months ended September 30, 2016 (“Q1 FY 2017”).

●	Gross profit rose 14.1% to $4.9 million from $4.3 million in Q1 FY 2017.

●	Operating income declined to $162,000, from $289,000 in Q1 FY 2017, primarily due to higher selling, general and administrative (“SG&A) expenses in support of revenue growth initiatives.

●	Net income equaled $121,000, or $0.01 per diluted share, compared to $191,000, or $0.02 per diluted share, in Q1 FY 2017.

●	Field sales employees grew to 41 at the end of Q1 FY 2018 from 31 at the end of Q1 FY 2017.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We achieved strong top-line growth in the first quarter of fiscal 2018, driven by a 16.5% year-over-year increase in home care revenue, and remained profitable despite a higher level of investment in the business. This quarter we executed on our growth strategies and continued to increase investment in our sales and reimbursement teams with a focus on adult pulmonology, calling attention to evidence-based studies that differentiate SmartVest® and gaining traction in the deployment of SmartVest Connect™, our innovative wireless connectivity and patient monitoring solution. We also have strengthened our senior leadership team. Last month, we were excited to announce the appointment of Kathryn Thompson, an accomplished healthcare industry veteran, as Vice President of Reimbursement. Kathryn will lead Electromed’s preeminent reimbursement and customer care team, supporting referring clinics and patients who use the SmartVest Airway Clearance System.”

Ms. Skarvan continued, “This month we will commence shipping of SmartVest Connect to targeted, strategic adult pulmonology clinics throughout the United States based on positive feedback from patients and clinicians in the pediatric and cystic fibrosis markets. We expect the number of adult clinics involved to grow steadily as clinicians recognize the value of using wireless monitoring together with SmartVest to improve therapy adherence and quality of life for patients with compromised pulmonary function. All in all, our organic growth strategy is tracking on plan and we expect a higher level of investment in the business to deliver enhanced revenue growth beginning in the second half of fiscal 2018.”

Q1 FY 2018 Review

Net revenue increased 15.1% to $6.4 million in Q1 FY 2018 from $5.5 million in Q1 FY 2017, driven by higher home care revenue. Home care revenue rose 16.5% to $6.0 million in Q1 FY 2018 from $5.1 million in Q1 FY 2017. This increase was primarily due to an increase in approvals and referrals, driven by a higher number of field sales employees.

Gross profit increased 14.1% to $4.9 million, or 77.4% of net revenue, in Q1 FY 2018 from $4.3 million, or 78.0% of net revenue, in Q1 FY 2017. The increase in gross profit resulted primarily from an increase in home care revenue.

Operating expenses, which include SG&A as well as research and development (“R&D”) expenses, totaled $4.8 million, or 74.8% of net revenue, in Q1 FY 2018 compared with $4.0 million, or 72.8% of net revenue, in the same period of the prior year. SG&A expenses increased 27.5% to $4.7 million in Q1 FY 2018 from $3.7 million in Q1 FY 2017, primarily due to higher payroll and compensation-related expenses, higher professional fees, increased recruiting fees driven by expansion of our sales employees and increased travel, meals and entertainment expenses. R&D expenses totaled $71,000 in Q1 FY 2018 compared to $351,000 in Q1 FY 2017.

Operating income decreased to $162,000 in Q1 FY 2018, from $289,000 in Q1 FY 2017, primarily due to higher SG&A expense. The higher level of SG&A expense in Q1 FY 2018 is consistent with the Company’s strategy to increase its investment in revenue growth initiatives.

Net income before income tax expense totaled $158,000 in Q1 FY 2018, compared to $272,000 in Q1 FY 2017.

Net income equaled $121,000, or $0.01 per diluted share, in Q1 FY 2018, compared to $191,000, or $0.02 per diluted share, in Q1 FY 2017. In Q1 FY 2018, income tax expense totaled $37,000, compared to $81,000 in the same period of the prior year.

Financial Condition

Electromed’s balance sheet at September 30, 2017 included cash of $5.8 million, long-term debt including current maturities of $1.1 million, working capital of $15.9 million, and shareholders’ equity of $19.4 million.

Conference Call

Management will host a conference call on November 8, 2017 at 8:00 am CT (9:00 am ET) to discuss Q1 FY 2018 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

http://www.investorcalendar.com/event/21835.

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of Electromed’s web site at: http://www.smartvest.com/electromed/investor-relations/.

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “estimate,”

“expect,” “will” and similar words. Forward-looking statements in this release include estimated revenue trends, changes in sales opportunities and our sales force, product and service innovations, referral quality and processing, financial performance, profitability and market trends. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on the Company’s industry and business, the effectiveness of the Company’s sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.
Condensed Balance Sheets

	September 30, 2017	June 30, 2017
	(Unaudited)
Assets
Current Assets
Cash	$5,786,992	$5,573,709
Accounts receivable (net of allowances for doubtful accounts of $45,000)	9,644,132	9,949,759
Inventories	2,454,153	2,559,485
Prepaid expenses and other current assets	565,878	393,319
Income tax receivable	226,582	–
Total current assets	18,677,737	18,476,272
Property and equipment, net	3,262,474	3,303,233
Finite-life intangible assets, net	700,454	721,276
Other assets	98,188	99,868
Deferred income taxes	467,000	460,000
Total assets	$23,205,853	$23,060,649

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$51,207	$50,703
Accounts payable	678,933	663,376
Accrued compensation	785,032	946,623
Income taxes payable	–	156,524
Warranty reserve	690,000	640,000
Other accrued liabilities	536,423	438,748
Total current liabilities	2,741,595	2,895,974
Long-term debt, less current maturities and net of debt issuance costs	1,085,203	1,097,125
Total liabilities	3,826,798	3,993,099

Commitments and Contingencies

Shareholders' Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,260,167 and 8,230,167 issued and outstanding at September 30, 2017 and June 30, 2017, respectively	82,602	82,302
Additional paid-in capital	14,218,687	14,028,602
Retained earnings	5,077,766	4,956,646
Total shareholders’ equity	19,379,055	19,067,550
Total liabilities and shareholders’ equity	$23,205,853	$23,060,649

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended September 30,
	2017	2016
Net revenues	$6,381,778	$5,545,363
Cost of revenues	1,445,284	1,217,736
Gross profit	4,936,494	4,327,627

Operating expenses
Selling, general and administrative	4,703,592	3,687,908
Research and development	70,583	350,840
Total operating expenses	4,774,175	4,038,748
Operating income	162,319	288,879

Interest expense, net of interest income of $9,630 and $3,366, respectively	4,199	16,707
Net income before income taxes	158,120	272,172

Income tax expense	37,000	81,000
Net income	$121,120	$191,172

Income per share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Weighted-average common shares outstanding:
Basic	8,200,167	8,167,112
Diluted	8,614,633	8,452,780

Electromed, Inc.

Condensed Statements of Cash Flows

	Three Months Ended September 30,
	2017	2016
Cash Flows From Operating Activities
Net income	$121,120	$191,172
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	164,070	155,781
Amortization of finite-life intangible assets	28,258	30,674
Amortization of debt issuance costs	2,197	4,344
Share-based compensation expense	190,385	109,208
Deferred income taxes	(7,000)	–
Changes in operating assets and liabilities:
Accounts receivable	305,627	(432,128)
Inventories	115,588	(100,596)
Prepaid expenses and other assets	(172,097)	(12,500)
Income tax receivable	(226,582)	58,289
Income tax payable	(156,524)	–
Accounts payable and accrued liabilities	(36,915)	(1,220,113)
Net cash provided (used) by operating activities	328,127	(1,215,869)

Cash Flows From Investing Activities
Expenditures for property and equipment	(95,011)	(49,462)
Expenditures for finite-life intangible assets	(7,436)	(21,494)
Net cash used in investing activities	(102,447)	(70,956)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	(12,397)	(12,518)
Net increase (decrease) in cash	213,283	(1,299,343)
Cash
Beginning of period	5,573,709	5,123,355
End of period	$5,786,992	$3,824,012

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